AT AKORN:                          AT FRB:
Barry LeBlanc    Eric Wingerter    Jack Queeney    Kathy Brunson
President & CEO  VP-Finance        General Information Analyst
Contact
(504) 893-9300                     (312) 640-6726  (312) 640-6696



FOR IMMEDIATE RELEASE
TUESDAY, MAY 7, 1996


             AKORN ACQUIRES INJECTABLE DISTRIBUTOR;
                 REORGANIZES INTO TWO DIVISIONS;
                 ANNOUNCES THIRD-QUARTER RESULTS


ABITA SPRINGS, LA, May 7, 1996 -- Akorn, Inc. (Nasdaq: AKRN) today announced that it has signed a definitive agreement to acquire Pasadena Research Labs, Inc. ("PRL"), a specialized distributor of injectables based in southern California. Akorn will issue 1.4 million shares of its common stock, in exchange for all of the outstanding shares of PRL, in a pooling-of-interest transaction.

     Akorn also announced that it will reorganize its operations into two distinct divisions. John N. Kapoor, current chairman of Akorn, will assume the title of chief executive officer. Barry
D. LeBlanc, current president and chief executive officer of the company, will become president of the Ophthalmic Division, will have the title of executive vice president of the company, and will continue on the Board. Floyd Benjamin, current president and chief executive officer of PRL, will become president of the Injectable Division, will be an executive vice president of Akorn, and will be appointed to the Board of Directors.

     Commenting on the acquisition and the reorganization, Kapoor said, "The acquisition of Pasadena Research Labs will form the cornerstone of Akorn's strategy to expand its presence in the injectable market. This, together with Akorn's current involvement in the contract manufacture of injectables, primarily for multi-national pharmaceutical companies, will presently give us a $13-$14 million injectable division."

     LeBlanc added, "The formation of an ophthalmic division will allow Akorn to better concentrate on its historical core business of supplying office practice products, which includes diagnostics, therapeutics, OTCs and surgical products to ophthalmologists and optometrists and further expand its generic pharmaceutical line. Prime growth strategies in this area will continue to involve product development and licensing activities in an effort to leverage Akorn's 20,000_strong customer base of practitioners."

     The PRL product line comprises approximately 20-25 products.
A significant number are distributed under the PRL label, generating approximately $5 million in annual sales. This operation is currently profitable.

     Commenting on the acquisition, Floyd Benjamin stated, "The combination of Pasadena's product line and pipeline of products in development_with Akorn's capabilities in the areas of sterile manufacturing, distribution and R&D_should result in a very competitive business in the $4 billion generic sterile injectable arena. In addition, the strategic plan for the two operations complement each other exceptionally well."

Third-Quarter Results
Net income for the third quarter of fiscal 1996 was $355,000, or 2 cents per share, on sales of $7.6 million compared with net income of $228,000, or 1 cent per share, on sales of $7.5 million in the year-ago period. Akorn recognized net income of $1.3 million, or 8 cents per share, on revenues of $22.9 million for the first nine months of fiscal 1996. In the comparable period for fiscal 1995, Akorn reported net income of $1.6 million, or 10 cents per share, on revenues of $24.4 million.

     "These results were slightly below our expectations primarily due to weak sales of our generic products in the retail sector. This was partially due to the effect of harsh weather throughout the second and third fiscal quarters resulting in higher than expected inventory levels at several wholesalers," said LeBlanc. "However, sales of office practice products to ophthalmologists and optometrists, our core ophthalmic business, continue to increase at double-digit rates over prior-year results."

Review Of Results
Net sales for the quarter ended March 31, 1996, were $7.6 million, up 2 percent from last year's $7.5 million. In addition to the effects of wholesaler overstocking noted above, temporary shortages on certain distributed products also affected company sales for the quarter. Gross profit declined 3 percent from $2.7 million to $2.6 million. Gross margins declined 150 basis points, primarily due to a larger percentage of wholesaler chargebacks to sales.

     Operating expenses declined 5 percent during the quarter, while research and development expenditures remained relatively stable at approximately 3 percent of sales. The company's effective tax rate was 37 percent for the quarter compared to 30 percent for the comparable period in the prior year.

     Net sales for the nine months ended March 31, 1996, were $22.9 million or 6 percent lower than the year-ago's $24.4 million. This decline was primarily associated with the loss in sales of AK-Con-A, Akorn's highest-margin product at nearly 75 percent, beginning in the third quarter of fiscal 1995. While the over-the-counter version of this product has been approved and licensed to Pfizer, the royalty stream from Pfizer only began in the latter part of the current quarter. Gross profit declined 16 percent from $9.9 million to $8.3 million. Gross margins declined 430 basis points primarily due to the loss of AK-Con-A.

     Operating expenses declined 14 percent during the nine-month period ended March 31, 1996, as compared to the same period in the previous year, while research and development expenditures increased 23 percent.

Outlook
Commenting on these results, LeBlanc said, "While increased price competition in the generic market is expected to continue to affect sales and margins of Akorn's ophthalmic generic products, the introduction of in-house manufactured generic products should partially compensate for the decline in that segment of our business. In addition, with continued emphasis on sales to ophthalmologists and optometrists, continued successes in business development efforts, and the royalty stream from our NDA product licensed to Pfizer, the ophthalmic division is expected to show improved results beginning in the fourth quarter."

     LeBlanc continued, "While results from our injectable contract manufacturing business for the current quarter are slightly ahead of last year, the company continues to experience weakness due to a recent shift by several contract customers to evaluate the economics surrounding their injectable products. With the acquisition of PRL and other recent efforts the company is well positioned for growth in the injectable division."

     Akorn Inc. manufactures, markets and distributes sterile ophthalmic and injectable pharmaceuticals, and markets and distributes an extensive line of ophthalmic products.

     The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements regarding the timing of acquiring and developing new products, of bringing them on line and of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, is uncertain because many of the factors affecting the timing of those items are beyond the company's control.


 For additional information about Akorn, Inc. free of charge via fax,
              dial 1-800-PRO-INFO and enter "AKRN."


CONSOLIDATED STATEMENT OF EARNINGS
In thousands, except per share amounts

                    Three months ended March 31, Nine months ended March 31,
                          1996   1995  %Chg     1996    1995    %Chg
                         ______ ______ ______  _______ _______ ______
Net sales                $7,625 $7,502   1.6%  $22,901 $24,428   -6.3%
Cost of sales             4,983  4,791   4.0%   14,562  14,484    0.5%
                         _______ ______         _______ ______
Gross profit              2,642  2,711  -2.5%    8,339   9,944  -16.1%

Selling, general and
 administrative           1,842  1,936  -4.9%    5,743   6,654  -13.7%
Research and development    226    211   7.1%      689     562   22.6%
                          ______ ______          ______  _____
Operating income            574    564   1.8%    1,907   2,728  -30.1%
Interes & Other Income
  (expense), net            (10)  (238) -95.8%      87    (186)-146.8%
                          ______ ______          _____   _____
Pretax income               564    326  73.0%    1,994   2,542  -21.6%
Income taxes                209     98 113.3%      738     922  -20.0%
                          ______ ______          _____  ______
Net income                 $355   $228  55.7%   $1,256  $1,620  -22.5%
                          ====== ======          =====  ======
Per share:
  Net income              $0.02  $0.01 100.0%    $0.08   $0.10  -20.0%
                         ======= ======          ====== ======
Weighted average share   15,416 15,520  -0.7%   15,326  15,447   -0.8%
                         ======= ======          ====== ======


CONSOLIDATED BALANCE SHEETS
(in thousands)
                                      March 31,     June 30,
                                         1996         1995
                                      ___________  _________
Assets
Cash and investments                     $2,076       $2,336
Accounts receivable, net                  5,219        4,919
Other current assets                      9,031        7,048
                                      ___________  __________
  Total current assets                   16,326       14,303

Property, plant and equipment, net       11,522       10,996
Other assets                              1,031          957
                                      ___________  ___________
  Total assets                          $28,879      $26,256
                                      ===========  ===========

Liabilities and shareholders' equity
Short-term borrowings                      $550    $      -
Current portion of long-term debt and
 capital leases                             814          642
Trade accounts payable                    2,115        1,719
Income taxes payable                        707          782
Accrued reorganization costs                384          727
Deferred royalty                            917
Other accrued expenses                    2,739        2,531
                                      ____________  __________
  Total current liabilities               8,226        6,401

Long-term debt and capital leases         3,730        3,900
Other long-term liabilities                 609          957

Shareholders' equity                     16,314       14,998
                                       ___________  __________
  Total liabilities and
   shareholders' equity                 $28,879      $26,256
                                       ===========  ==========